Exhibit (a)(5)(A)

IN THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF NORTH CAROLINA

ROBERT BERG, Individually and On Behalf	)
of All Others Similarly Situated,	)
)
Plaintiff,	)
	)	Case No. _________
v.	)
	)	JURY TRIAL DEMANDED
MAXPOINT INTERACTIVE, INC., JOSEPH	)
EPPERSON, KEVIN DULSKY, L YNNETTE	)	CLASS ACTION
FRANK, LEN JORDAN, AUGUSTUS TAL,	)
HARLAND CLARKE HOLDINGS CORP.	)
MERCURY MERGER SUB, INC., and	)
V ALASSIS COMMUNICATIONS, INC.,	)
)
Defendants.	)

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1.          This action stems from a proposed transaction announced on August 28, 2017 (the “Proposed Transaction”), pursuant to which MaxPoint Interactive, Inc. (“MaxPoint” or the “Company”) will be acquired by Valassis Communications, Inc. (“Valassis”) and its affiliates, Harland Clarke Holdings Corp. (“Parent”) and Mercury Merger Sub, Inc. (“Merger Sub,” and together with Parent and Valassis, the “Buyers”) through a tender offer currently set to expire on October 6, 2017 (the “Tender Offer”).

2.          On August 27, 2017, MaxPoint’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with the Buyers. Pursuant to the terms of the Merger Agreement, shareholders of MaxPoint will receive $13.86 in cash for each share of MaxPoint common stock.

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3.          On September 11, 2017, defendants filed a SolicitationlRecommendation Statement (the “Solicitation Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction.

4.          The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Solicitation Statement.

JURISDICTION AND VENUE

5.          This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14( e), 14(d), and 20( a) of the 1934 Act and Rule 14a-9.

6.          This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7.          Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the transactions and wrongs complained of herein occurred in this District.

PARTIES

8.          Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of MaxPoint common stock.

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9.         Defendant MaxPoint is a Delaware corporation and maintains its principal executive offices at 3020 Carrington Mill Blvd., Suite 300, Morrisville, North Carolina 27560. MaxPoint common stock is traded on the NasdaqGM under the ticker symbol “MXPT.”

10.        Defendant Joseph Epperson (“Epperson”) is a co-founder of MaxPoint and has served as a director and Chief Executive Officer (“CEO”) of MaxPoint since 2006, and as Chairman of the Board and President of MaxPoint since 2011.

11.        Defendant Kevin Dulsky (“Dulsky”) is a director of MaxPoint.

12.        Defendant Lynnette Frank (“Frank”) is a director of MaxPoint.

13.        Defendant Len Jordan (“Jordan”) is a director of MaxPoint.

14.        Defendant Augustus Tal (“Tal”) is a director of MaxPoint.

15.        The defendants identified in paragraphs 10 through 14 are collectively referred to herein as the “Individual Defendants.”

16.        Defendant Parent is a party to the Merger Agreement.

17.        Defendant Merger Sub is a party to the Merger Agreement.

18.        Defendant Valassis is a Delaware corporation and an affiliate of Parent.

CLASS ACTION ALLEGATIONS

19.         Plaintiff brings this action as a class action on behalf of himself and the other public stockholders of MaxPoint (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant.

20.        This action is properly maintainable as a class action.

21.        The Class is so numerous that joinder of all members is impracticable. As of August  24,  2017,  there  were  approximately  6,765,859  shares  of MaxPoint  common  stock outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country.

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22.        Questions of law and fact are common to the Class, including, among others: (i) whether defendants violated the 1934 Act; and (ii) whether defendants will irreparably harm plaintiff and the other members of the Class if defendants’ conduct complained of herein continues.

23.        Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff s claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests ofthe Class.

24.        The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests.

25.        Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate.

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

26.        MaxPoint  is  a  marketing  technology  company  that  generates  hyperlocal intelligence to optimize brand and retail performance.

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27.        The Company provides a platform for brands to connect the digital world with the physical world through hyperlocal execution, measurement, and consumer insights.

28.        The Company’s proprietary Digital Zip® technology and the MaxPoint Intelligence Platform™ predict the most likely buyers of a specific product at a particular retail location and then execute cross-channel digital marketing programs to reach these buyers.

29.        On  August  27,  2017,  the  Board  caused  MaxPoint  to  enter  into  the  Merger Agreement.

30.        The Individual Defendants have all but ensured that another entity will not emerge with a competing proposal by agreeing to a “no solicitation” provision in the Merger Agreement that prohibits the Individual Defendants from soliciting alternative proposals and severely constrains their ability to communicate and negotiate with potential buyers who wish to submit or have submitted unsolicited alternative proposals.

31.        Further, the Company must promptly advise the Buyers of any proposals or inquiries received from other parties.

32.        Moreover, the Merger Agreement contains a highly restrictive “fiduciary out” provision permitting the Board to withdraw its approval of the Proposed Transaction under extremely limited circumstances, and grants the Buyers a “matching right” with respect to any “Superior Proposal” made to the Company.

33.        Further locking up control of the Company in favor of the Buyers, the Merger Agreement provides for a “termination fee” of $3,864,000 payable by the Company to the Buyers if the Individual Defendants cause the Company to terminate the Merger Agreement.

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34.        By agreeing to all of the deal protection devices, the Individual Defendants have locked up the Proposed Transaction and have precluded other bidders from making successful competing offers for the Company.

35.        In addition, Trinity Ventures X, L.P., Trinity X Side-by-Side Fund, L.P., Trinity X Entrepreneurs’ Fund, L.P., Trinity TVL X, LLC, TVL Management Corporation, Madrona Venture Fund IV, LP, Madrona Venture Fund IV-A, LP, Madrona Investment Partners IV, LP, Madrona IV General Partner, LLC, and Individual Defendant Epperson entered into tender and support agreements, pursuant to which they have agreed to tender their MaxPoint shares in the Tender Offer. As such, approximately 49.4% of MaxPoint’s outstanding shares are already locked up in favor of the Proposed Transaction.

36.        The merger consideration to be paid to plaintiff and the Class in the Proposed Transaction appears inadequate.

37.       Among other things, the intrinsic value of the Company is materially in excess of the amount offered in the Proposed Transaction.

38.        Accordingly, the Proposed Transaction will deny Class members their right to share proportionately and equitably in the true value of the Company’s valuable and profitable business, and future growth in profits and earnings.

The Solicitation Statement Omits Material In/ormation, Rendering It False and Misleading

39.        Defendants filed the Solicitation Statement with the SEC in connection with the Proposed Transaction.

40.        The Solicitation Statement omits material information regarding the Proposed Transaction, which renders the Solicitation Statement false and misleading.

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41.        First, the Solicitation Statement omits material information regarding MaxPoint’s financial projections and the analyses performed by the Company’s financial advisor, Goldman Sachs & Co. LLC (“Goldman”).

42.        With respect to MaxPoint’s financial projections, the Solicitation Statement fails to disclose: (i) the line items used to calculate (a) unlevered free cash flow, and (b) Adjusted EBITDA, including net income/loss, taxes, interest, amortization of deferred financing costs, depreciation and amortization, and stock-based compensation expense; and (ii) a reconciliation of all non-GAAP to GAAP metrics.

43.        With respect to Goldman’s Illustrative Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) the definition of unlevered free cash flow and its constituent line items; (ii) the range of illustrative terminal values for MaxPoint; (iii) MaxPoint’s net debt as of June 30, 2017; and (iv) the present value of the estimated benefits of MaxPoint’s federal net operating losses as provided by Company management.

44.        With respect to Goldman’s Premia Analysis, the Solicitation Statement fails to disclose: (i) the selected transactions observed by Goldman; and (ii) the premiums paid in such transactions.

45.        The disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion. Moreover, when a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.

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46.        The omission of this material information renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: “The Solicitation or Recommendation.”

47.        Second, the Solicitation Statement omits material information regarding potential conflicts of interest of the Company’s officers and directors.

48.        Specifically, the Solicitation Statement fails to disclose the timing and nature of all communications regarding future employment and directorship of MaxPoint’s officers and directors, including who participated in all such communications.

49.        Communications regarding post-transaction employment during the negotiation of the underlying transaction must be disclosed to stockholders. This information is necessary for stockholders to understand potential conflicts of interest of management and the Board, as that information provides illumination concerning motivations that would prevent fiduciaries from acting solely in the best interests of the Company’s stockholders.

50.        The omission of this material information renders the Solicitation Statement false and misleading, including, inter alia, the following sections of the Solicitation Statement: (i) “The Solicitation or Recommendation”; and (ii) “Past Contacts, Transactions, Negotiations and Agreements. "

51.        Third, the Solicitation Statement fails to disclose whether any confidentiality agreements executed by MaxPoint and the prospective bidders contained standstill and/or "don't ask, don't waive" provisions that are or were preventing those counterparties from submitting superior offers to acquire the Company.

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52.        Without this infonnation, stockholders may have the mistaken belief that, if these potentially interested parties wished to come forward with a superior offer, they are or were permitted to do so, when in fact they are or were contractually prohibited from doing so.

53.        The omission of this material infonnation renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: "The Solicitation or Recommendation."

54.        The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to MaxPoint's stockholders.

COUNT I

(Claim for Violation of Section 14(e) of the 1934 Act Against Defendants)

55.        Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

56.        Section 14(e) of the 1934 Act states, in relevant part, that:

It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading ... in connection with any tender offer or request or invitation for tenders[.]

57.        Defendants disseminated the misleading Solicitation Statement, which contained statements that, in violation of Section 14(e) of the 1934 Act, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not misleading.

58.        The  Solicitation  Statement  was  prepared,  reviewed,  and/or  disseminated  by defendants.

59.        The Solicitation Statement misrepresented and/or omitted material facts III connection with the Proposed Transaction as set forth above.

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60.        By virtue of their positions within the Company and/or roles in the process and the preparation of the Solicitation Statement, defendants were aware of this information and their duty to disclose this information in the Solicitation Statement.

61.        The omissions in the Solicitation Statement are material in that a reasonable shareholder will consider them important in deciding whether to tender their shares in connection with the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available.

62.        Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Solicitation Statement, causing statements therein to be materially incomplete and misleading.

63.        By reason of the foregoing, defendants violated Section 14(e) of the 1934 Act.

64.        Because of the false and misleading statements in the Solicitation Statement, plaintiff and the Class are threatened with irreparable harm.

65.        Plaintiff and the Class have no adequate remedy at law.

COUNT II

(Claim for Violation of 14(d) of the 1934 Act Against Defendants)

66.        Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

67.        Section 14(d)(4) of the 1934 Act states:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

68.        Rule 14d-9(d) states, in relevant part:

Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(l) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.l4d-101) or a fair and adequate summary thereof [.]

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Item  8 requires  that  directors  must  "furnish  such  additional  information,  if any,  as  may  be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading."

69.       The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Solicitation Statement false and/or misleading.

70.        Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and misleading.

71.        The omissions in the Solicitation Statement are material to plaintiff and the Class, and they will be deprived of their entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the expiration ofthe Tender Offer.

72.        Plaintiff and the Class have no adequate remedy at law.

COUNT III

(Claim for Violation of Section 20(a) of the 1934 Act Against the Individual Defendants and the Buyers)

73.        Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

74.        The Individual Defendants and the Buyers acted as controlling persons of MaxPoint within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or directors of MaxPoint and participation in and/or awareness of the Company's operations and/or intimate knowledge of the false  statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content  and  dissemination  of  the  various  statements  that  plaintiff  contends  are  false  and misleading.

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75.        Each of the Individual Defendants and the Buyers was provided with or had unlimited access to copies of the Solicitation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

76.        In particular, each of the Individual Defendants had direct and supervIsory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Solicitation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Solicitation Statement.

77.        The Buyers also had direct supervisory control over the composition of the Solicitation Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Solicitation Statement.

78.        By virtue of the foregoing, the Individual Defendants and the Buyers violated Section 20( a) of the 1934 Act.

79.        As set forth above, the Individual Defendants and the Buyers had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein.  By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act.

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80.       As a direct and proximate result of defendants' conduct, plaintiff and the Class are threatened with irreparable harm.

81.       Plaintiff and the Class have no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A.         Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B.         In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C.         Directing the Individual Defendants to file a Solicitation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D.         Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E.          Awarding plaintiff the costs of this action, including reasonable allowance for plaintiffs attorneys' and experts' fees; and

F.          Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby demands a trial by jury.

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Dated: September 14,2017		WARD BLACK LAW
	By:	/s/ Janet Ward Black
OF COUNSEL:		Janet Ward Black
NC Bar No. 12869
RIGRODSKY & LONG, P.A.		Nancy Meyers
Brian D. Long		NC Bar No. 23339
Gina M. Serra		208 West Wendover Avenue
2 Righter Parkway, Suite 120		Greensboro, NC 27401
Wilmington, DE 19803		Tel.:	(336) 510-2014
(302) 295-5310		Fax:	(336) 510-2181
jwblack@wardblacklaw.com
RMLAW, P.C.
1055 Westlakes Drive, Suite 300		Attorneys for Plaintiff
Berwyn, PA 19312
(484) 324-6800

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